SCHEDULE 14C
(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:
X	Preliminary information statement [_]	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
Definitive information statement
SW CHINA IMPORTS, INC.
(Name of Registrant as Specified in Its Charter)
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SW CHINA IMPORTS, INC.

12655 N Central Expressway Suite 100

Dallas TX 75243

INFORMATION STATEMENT

NO VOTE OR OTHER ACTION OF THE COMPANY’S SHAREHOLDERS

IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

Dear Shareholders:

This Information Statement is furnished by the Board of Directors (the “Board”) of SW CHINA IMPORTS, INC. (the “Company”) to inform shareholders of the Company of certain actions adopted by the Board and approved by shareholders holding a majority in interest of the voting power of the Company. This Information Statement will be mailed on approximately June __, 2014 to shareholders of record of the Company’s Common Stock as of May __, 2014 (“Record Date”). Specifically, this Information Statement relates to the Amendment of the Company’s Articles of Incorporation.

On May 15, 2014, the Board of Directors approved an amendment to its Articles of Incorporation, changing the Company’s name to MED-CANNAIS PHARMA, INC. This Information Statement will be sent on or about June __, 2014 to the Company’s shareholders of record on the Record Date not solicited for their consent to this corporate action.

This Information Statement is being furnished to you to inform you of the actions taken as required by rules and regulations of the Securities and Exchange Commission, and, in addition, to satisfy any requirements of notice under the Nevada Corporation Law. You are urged to read this Information Statement in its entirety for a description of the actions taken by the Board of Directors and approved by the majority shareholders of the Company.

The filing of the Amendment to the Certificate of Incorporation of the Company with the Nevada Secretary of State, which will implement the foregoing amendments, will not be done until a date which is at least twenty (20) days after the mailing of this Information Statement. This Information Statement will be sent on or about June __, 2014 to the Company’s shareholders of record on the Record Date not solicited for their consent to this corporate action.

Sincerely,

/s/ Graciela Moreno
Graciela Moreno
President

This Information Statement is to inform you of the actions taken by the Board of Directors of the Company and approved by the majority shareholders of the Company, on May 15, 2014 and to discuss the purposes and reasons for such actions.

PURPOSES OF AMENDMENT OF CERTIFICATE OF INCORPORATION

We were incorporated on February 23, 2011 in the State of Nevada. Our original business plan was to import high-end handmade lace wigs, hairpieces, and other beauty supplies and accessories manufactured overseas into the United States. We intended to sell our products in bulk to beauty supply stores, hair salons, to independent hair stylists and directly to the retail consumer via the Internet.

On April 18, 2014, we entered into a Purchase Agreement with Loe & Associates LLC (“Loe”), a limited liability company organized under the laws of the State of Washington, in which the Company acquired all the issued and outstanding shares of Loe in exchange for the issuance of 126,000,000 shares of the Company’s common stock, in restricted form. Loe owns and operates a medical cannabis collective (Townsend Herbal Collective). The Company plans on opening a second collective in the same general area of Washington State as the Townsend facility. The expansion will also include a grow facility so that the Company can grow more of its own product and experiment with different levels of CBD concentration. As part of the Agreement, the Company agreed to change its name to Med-Cannais Pharma, Inc.

The filing of a Certificate of Amendment with the Nevada Secretary of State, which will implement the foregoing amendment, will not be done until a date which is at least twenty (20) days after the mailing of this definitive Information Statement. This Information Statement will be sent on or about June __, 2014 to the Company’s shareholders of record on the Record Date not solicited for their consent to this corporate action.

VOTING SECURITIES

The Record Date of shareholders entitled to receive notice of this corporate action by the Company is the close of business on May __, 2014. The amendment to the Certificate of Incorporation requires the affirmative vote of a simple majority of the issued and outstanding voting stock. On such date, the Company had issued and outstanding 210,000,000 shares of its Common Stock. Thus, on the Record Date, there were a total of 210,000,000 shares of common stock votes and the Company has received a majority of such votes, or 76.16% approving the Amendment. Pursuant to Nevada law, there are no dissenter’s or appraisal rights relating to the actions taken.

INTEREST OF CERTAIN PERSONS IN MATTER BEING ACTED UPON

No director, executive officer, associate of any director or executive officer, or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, resulting from the amendment to the Certificate of Incorporation described herein which is not shared by all other shareholders pro rata and in accordance with their respective interests.

STOCK OWNERSHIP/PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of the Company’s Common Stock as of the Record Date by: (i) all shareholders known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock; (ii) each director and executive officer; and (iii) all officers and directors as a group. Except as may be otherwise indicated in the footnotes to the table, each person has sole voting power and sole dispositive power as to all the shares shown as beneficially owned by them.

Name and Address	Number of Shares Owned as of May 22, 2014	Percentage
Big Sky Oil, Inc. 12655 N Central Expressway Suite 1000 Dallas TX 75243	159,930,000	76.16%
Graciela Moreno(1)12655 N Central Expressway Suite 100 Dallas TX 75243	0	0.0%
James Loe(1) 12655 N Central Expressway Suite 100 Dallas TX 75243	0	0.0%
Cede & Co PO Box 20 Bowling Green Station New York NY 10274	25,706,501	12.24%
Nina Edstrom Bergshamra Alle 105 Solna	12,903,499	6.145%

Officers and Directors as a group (2 persons)	0	0.0%

(1)      Denotes officer and/or director.

MANAGEMENT/EXECUTIVE OFFICERS

The Directors and Executive officers of the Company are identified in the table below. Each Director serves for a one-year term or until a successor is elected and has qualified. Currently, our Directors are not compensated for their services.

Name	Age	Position

Graciela Moreno	28	CEO, CFO, Secretary, Director
James Loe	30	Sr. Vice President, COO

Business Experience. The following is a brief account of the business experience during at the least the last five years of the directors and executive officers, indicating their principal occupations and employment during that period, and the names and principal businesses of the organizations in which such occupations and employment were carried out.

Graciela Moreno, the Company’s President, CEO, Chief Financial Officer and sole Director.

For the past four years, Ms. Moreno has been self-employed as a oil and gas consultant with GEM Consulting, LLC, in Dallas, Texas. From 2011 to 2013, Ms. Moreno was an investor relations officer for Arriola Operating & Consulting, Inc., also in Dallas, Texas. From 2010 until 2011, Ms. Moreno was assistant director of operations for Amercias Response Team Asset Management in Dallas, Texas. Ms. Moreno has extensive experience in corporate business development, new client systems, and exploration and development in both the upstream and downstream sectors of the oil and gas industry. The majority of her career has been involved in exploring new oil and gas resources for major oil and gas companies domestically and internationally. Ms. Moreno attended Loyola Marymount University and the University of North Texas.

James Loe, Sr. Vice President, COO.

Mr. Loe owns and operates a medical cannabis collective (Townsend Herbal Collective). Mr. Loe was an all-state basketball star in high school and played for Eastern Washington University and Louisiana Tech University, where he studied psychology. He played professionally in France and Serbia before going into business in Washington State in the Cannabis Collective.

Family Relationships. There are no family relationships between any of the officers and directors.

COMPENSATION OF MANAGEMENT

During the year ended December 31, 2013 and to date for 2014, no officer or director has received compensation from the Company except as described below. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meeting of the Board of Directors. The Company has no material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to the Company’s directors or executive officers.

The Company has no compensatory plan or arrangements, including payments to be received from the Company, with respect to any executive officer or director, where such plan or arrangement would result in any compensation or remuneration being paid resulting from the resignation, retirement or any other termination of such executive officer’s employment or from a change-in-control of the Company or a change in such executive officer’s responsibilities following a change-in-control and the amount, including all periodic payments or installments where the value of such compensation or remuneration exceeds $100,000 per executive officer. During the year ended December 31, 2013, no funds were set aside or accrued by the Company to provide pension, retirement or similar benefits for Directors or Executive Officers.

The Company has no written employment agreements.

Termination of Employment and Change of Control Arrangement. Except as noted herein, the Company has no compensatory plan or arrangements, including payments to be received from the Company, with respect to any individual names above from the latest or next preceding fiscal year, if such plan or arrangement results or will result from the resignation, retirement or any other termination of such individual’s employment with the Company, or from a change in control of the Company or a change in the individual’s responsibilities following a change in control.

Compensation Pursuant to Plans. Other than disclosed above, the Company has no plan pursuant to which cash or non-cash compensation was paid or distributed during the last fiscal year, or is proposed to be paid or distributed in the future, to the individuals and group described in this item.

AMENDMENT OF ARTICLES OF INCORPORATION

The following is the change to the Articles of Incorporation which was recommended by the Company’s Board of Directors and approved by the shareholder having a majority in interest of the voting power, together with the reasons for such changes:

Change of Name:

As part of the Agreement, the Company agreed to change its name to Med-Cannais Pharma, Inc. as being more reflective of the Company’s proposed business operations as a result of the Agreement, through the development and operation of medical cannabis collectives. As a result of the name change, the Company may be issued a new trading symbol.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms, including its public reference room located at 100 F Street, N.E., , Washington, D.C. 20549. You may also obtain these materials upon written request addressed to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Our public filings are also available at the Internet web site maintained by the SEC for issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) at www.sec.gov.

MISCELLANEOUS

We request brokers, custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our Common Stock and we will reimburse such persons for their reasonable expenses in connection therewith. Additional copies of this Information Statement may be obtained at no charge by writing to us at our office address, 12655 N. Central Expressway, Suite 100, Dallas TX 75243.

BY ORDER OF THE BOARD OF DIRECTORS
May 19, 2014	/s/ Graciela Moreno
Graciela Moreno, President